Exhibit 10.20
AMENDED AND RESTATED OPERATING AGREEMENT
OF
UNITED BIO ENERGY FUELS, LLC
     THIS AMENDED AND RESTATED OPERATING AGREEMENT (“Agreement”) is adopted and effective as of the 31st day of March 2006, by the members of United Bio Energy Fuels, LLC, a Kansas limited liability company (the “Company”).
SECTION 1.
DEFINITIONS
SECTION 1.1. Definitions. For purposes of this Agreement, capitalized terms shall have the meaning ascribed to them in Appendix I attached hereto.
SECTION 1.2. References and Construction.
(a) Words of the masculine gender shall be deemed to include the feminine and neuter genders, and vice versa, where applicable. Words of the singular number shall be deemed to include the plural number, and vice versa, where applicable.
(b) Unless otherwise indicated, any reference herein to a “Section”, “Exhibit”, “Appendix”, “Subsection”, “Paragraph”, or to a subpart of any of them, shall be to the applicable section, exhibit, appendix, subsection or paragraph of or to this Agreement or subpart thereof.
(c) The words “this Agreement”, “herein”, “hereof”, “hereby”, “hereunder”, and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.
(d) The word “includes” and its derivatives means “includes, but is not limited to” and corresponding derivative expressions.
(e) Unless the context otherwise requires or unless otherwise provided herein, the terms defined in this Agreement which refer to a particular agreement, instrument, or document also refer to and include all renewals, extension, modifications, amendments, or restatements of such agreement, instrument, or document.
SECTION 2.
ORGANIZATION; GOVERNANCE; CONDUCT OF OPERATIONS
SECTION 2.1. Formation. The Company has been formed under and pursuant to the provisions of the Act. Except as otherwise required by the Act or the Articles, the rights, duties and obligations of the Members and Manager, and the operation of the Company shall be governed by the provisions of this Agreement. The Members shall execute and acknowledge any and all certificates and instruments and do all filing, recording and other acts as may be appropriate to comply with the requirements of the Act relating to the formation, operation and maintenance of the Company in accordance with the terms of this Agreement.

SECTION 2.2. Name and Principal Office. The Company shall conduct its business under the name of “United Bio Energy Fuels, LLC”, or such other name or names as the Manager may determine. The Company’s principal office shall be located at 5500 Cenex Drive, Inver Grove Heights, MN 55077 or at such place as the Manager may, from time to time, determine.
SECTION 2.3. Members and Percentage Interests. The Members of the Company are CHS Inc. (“CHS”) and US Bio Energy, LLC (“UBE”) and the persons who are hereafter admitted as Substitute Members of the Company in accordance with this Agreement until CHS, UBE or any such persons shall cease to be members of the Company pursuant to this Agreement. Ownership rights in the Company are reflected in Units and Percentage Interest. “Percentage Interest” means, with respect to any Member on any date, the ratio of the number of Units held by such Member on such date to the total number of outstanding Units held by all Members on such date. On matters subject to a vote of the Members, each Membership Unit has one vote.
SECTION 2.4. Term. The Company’s existence commenced on the effective date of this Agreement and shall continue until dissolved as provided herein.
SECTION 2.5. Business Purpose. The Company is organized for profit and it may engage in any and all lawful business for which limited liability companies may be organized under the Act, and engage in any or all activities related or incidental thereto.
SECTION 2.6. Ratification of Prior Acts. All contracts, agreements, letters of intent, and all other actions heretofore undertaken and performed on behalf of the Company by its Manager, officers, or by any Member are hereby ratified, approved and confirmed.
SECTION 2.7. Governance. Except as set forth herein or otherwise required by the Act, the Company shall be governed by the Members as set forth in Section 2.3.
SECTION 2.8. Intended Treatment. The Members intend that the Company shall be operated in a manner consistent with its treatment as a “partnership” for federal and state income tax purposes. No Member shall take any action inconsistent with the express intent of the parties hereto. It is expressly provided, however, that the Members do not intend that the Company be treated as a “partnership” for purposes of Section 303 of the Bankruptcy Code.
SECTION 3.
CAPITAL CONTRIBUTIONS
SECTION 3.1. Units. Until such time as additional classes or series of Units of the Company are created and issued pursuant to Section 10.1 hereof, the Company shall have one class of Units. Immediately following the transactions contemplated by that certain Purchase Agreement dated of date even herewith, CHS Inc. shall hold 500 Units of the Company and United Bio Energy, LLC shall hold 500 Units of the Company, which represents the total number of Units authorized by and issued to the Members.
SECTION 3.2. Additional Capital Contributions. If approved by all Members, the Company may demand additional Capital Contribution by the Members (“Additional Capital Contributions”), provided that, unless waived by all Members, each Member must make a

Additional Capital Contribution according to such Member’s Percentage Interest. The Additional Capital Contribution shall be due on such date or dates and on such other terms and conditions as all Members may agree. All Capital Contributions to the Company must be in the form of cash unless otherwise agreed to by all Members.
SECTION 3.3. Capital Accounts. A separate capital account (“Capital Account”) shall be maintained for each Member. Each Member’s Capital Account shall be maintained as follows:
     (a) To each Member’s Capital Account there shall be credited such Member’s Capital Contributions, such Member’s distributive share of Profits and any items in the nature of income or gain which are specially allocated pursuant to Section 4.4 or Section 4.5, and the amount of any Company liabilities assumed by such Member or which are secured by any asset distributed by the Company to such Member;
     (b) To each Member’s Capital Account there shall be debited the amount of cash and the Gross Asset Value of any asset distributed to such Member pursuant to any provision of this Agreement, such Member’s distributive share of Losses and any items in the nature of expenses or losses which are specially allocated pursuant to Section 4.4 or Section 4.5, and the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company;
     (c) In the event all or a portion of an interest in the Company is transferred in accordance with the provisions of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest; and
     (d) In determining the amount of any liability for purposes of clauses (a) and (b) above, there shall be taken into account Code § 752(c) and any other applicable provisions of the Code and Regulations. This Section and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations § 1.704-1(b), and shall be interpreted and applied in a manner consistent therewith. In the event the Manager shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Company or the Members), are computed in order to comply with such Regulations, the Manager may make such modification, provided that it is not likely to have a material effect on the amounts distributable to any Member upon the dissolution of the Company. The Manager also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of Company capital reflected on the Company’s balance sheet as computed for book purposes, in accordance with Regulations § 1.704-1(b)(2)(iv)(g), and (ii) make any appropriate modifications in the event unanticipated events (for example, the acquisition by the Company of oil and gas properties) might otherwise cause this Agreement not to comply with Regulations §1.704-1(b).
SECTION 3.4. Capital Withdrawal Rights, Interest and Priority. Except as otherwise provided herein, no Member shall be entitled to (i) a return of any part of such Member’s Capital Contributions or Capital Account, (ii) be paid any interest on such Member’s Capital

Contributions or Capital Account or (iii) priority over any other Member as to the return of such Member’s Capital Contributions or Capital Account.
SECTION 3.5. Loans. No Member shall be required to make any loan to the Company. A Member may make a loan to the Company in such amounts, at such times and on such terms and conditions as may be determined by the Manager. A loan by a Member to the Company shall not be considered a Capital Contribution nor entitle such Member to any increase in his, her or its share of the Profits and Losses and cash distributions of the Company.
SECTION 4.
ALLOCATIONS AND DISTRIBUTIONS
SECTION 4.1. Distributions. The amount, if any, of Available Cash shall be distributed to the Members in proportion to their Units at such time or times as the Manager deems appropriate.
SECTION 4.2. Allocations of Profit and Losses. After giving effect to the special allocations set forth in Sections 4.3 and 4.4, Profits or Losses for any Fiscal Year shall be allocated to the Members in proportion to their Units.
SECTION 4.3. Special Allocations. The following special allocations shall be made in the following order:
     (a) Minimum Gain Chargeback. Except as otherwise provided in Regulations §1.704-2(f), notwithstanding any other provision of this Section 4, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulations § 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations §§ 1.704-2(f)(6) and 1.704-2(j)(2) of the Regulations. This Subsection is intended to comply with the minimum gain chargeback requirement in Regulation § 1.704-2(f) and shall be interpreted consistently therewith.
     (b) Member Minimum Gain Chargeback. Except as otherwise provided in Regulations § 1.704-2(i)(4), notwithstanding any other provision of this Section 4, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt determined in accordance with Regulation § 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt determined in accordance with Regulations §l.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations §§ 1.704-2(i)(4) and 1.704-2(j)(2). This Subsection

is intended to comply with ‘the minimum gain chargeback requirement in Regulations § l.704-2(i)(4) and shall be interpreted consistently therewith.
     (c) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Regulations § l.704-1(b)(2)(ii)(d)(4), Regulations § 1.704-1(b)(2)(ii)(d)(5) or Regulations § 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 4.4(c) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 4 have been tentatively made as if this Section 4.4(c) were not in the Agreement. This Subsection is intended to comply with the qualified income offset requirement in Regulations § 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
     (d) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be specially allocated among the Members in proportion to their Units.
     (e) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations § 1.704-2(i)(1).
     (f) Code § 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code § 734(b) or Code § 743(b) is required, pursuant to Regulations § 1.704-1(b)(2)(iv)(m)(2) or Regulations § 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member’s interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event Regulations § 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Regulations § 1.7041(b)(2)(iv)(m)(4) applies.
SECTION 4.4. Curative Allocations. The allocations set forth in Section 4.3 (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, and deduction pursuant to this Section 4.4. Therefore, notwithstanding any other provision of this Section 4 (other than the Regulatory Allocations), the Members shall make such offsetting special allocations of the Company income, gain, loss or deduction, in whatever manner the Members determine appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement and all Company items were allocated pursuant to Sections 4.2. In exercising the discretion under this Section 4.4, the Member shall take into account Regulatory Allocations under Sections 4.3(a) and 4.3(b) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Sections 4.3(d) and 4.3(e).
SECTION 4.5. Other Allocation Rules.
     (a) For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Manager using any permissible method under Code § 706 and the Regulations thereunder.
     (b) Solely for purposes of determining a Member’s proportionate share of the “excess nonrecourse liabilities” of the Company, within the meaning of Regulations § 1.752-3(a)(3), the Members’ interests in Company profits are in proportion to their Units.
     (c) To the extent permitted by Regulations § l.704-2(h)(3), the Members shall endeavor to treat distributions of Available Cash as having been made from the proceeds of a Nonrecourse Liability or a Member Nonrecourse Debt only to the extent that such distributions would cause or increase an Adjusted Capital Account Deficit for any Member.
SECTION 4.6. Tax Allocations: Code § 704(c). In accordance with Code § 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for federal income tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with Paragraph (m)(i) of Appendix I).
     In the event the Gross Asset Value of any Company asset is adjusted pursuant to Paragraph (m)(ii) of Appendix I, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code § 704(c) and the Regulations thereunder.
     The Members hereby agree that any allocations described in this Section relating to tax allocations under Section 704(c) shall be determined in accordance with the traditional method of making Code Section 704(c) allocations as described in Regulation Section 1.704-3(b). Allocations pursuant to this Section are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.
SECTION 5.
BOOKS AND RETURNS
SECTION 5.1. Books and Records. The Company shall maintain at its principal office, or at such other place as the Manager may designate, full and accurate books and records. A Member shall have the right at such Member’s expense to examine and make copies of such books and records at reasonable times. The Company shall use the accrual method for tax and accounting purposes unless otherwise decided by the Manager. As soon as practicable after the end of each

Fiscal Year, each Member shall be furnished with an income statement and balance sheet for or as of the end of such Fiscal Year.
SECTION 5.2. Audit. Either Member may, at its sole cost and expense, request an audit of the books and records of the Company at any time.
SECTION 5.3. Tax Returns and Annual Report. The Company shall prepare and timely file all federal, state and local income tax returns required by applicable law. As soon as practicable after the end of each Fiscal Year, each Member shall be furnished with all necessary tax information for such Fiscal Year. The Company shall prepare and timely file the annual report required by the Act.
SECTION 5.4. Section 754 Election. In the event a distribution of Company assets occurs which satisfies the provisions of Code § 734 or in the event a transfer of an interest in the Company occurs which satisfies the provisions of Code § 743, the Company shall, if requested to do so by the distributee or transferee, elect, pursuant to Code § 754, to adjust the basis of the Company’s assets to the extent allowed by Code § 734 or Code § 743. Any expenses incurred by the Company in connection with making or maintaining such basis adjustment shall be reimbursed to the Company by the distributee of such assets or the transferee of such interest who benefits from the making and maintenance of such basis adjustment.
SECTION 5.5. Bank Accounts. The Company’s funds shall be deposited in the name of the Company in one or more bank or similar accounts designated by the Manager. Withdrawals therefrom shall be made by Persons authorized to do so by the Manager.
SECTION 6.
MANAGEMENT
SECTION 6.1. Designation of Manager. The Members shall elect a Person to manage the business and affairs of the Company (the “Manager”) by unanimous consent. The Members hereby designate CHS Inc. as the Manager of the Company in accordance with and for the compensation provided in the Management Agreement attached and incorporated herein as Schedule 6.1 (“Management Agreement”). A Manager shall serve until such Manager resigns, ceases to serve because of death or disability, or is removed, with or without cause, by the Members. In the event a Manager hereafter ceases to act as a Manager, the Members shall elect by unanimous consent a new Manager to replace such Manager. The Manager need not be a Member of the Company.
SECTION 6.2. Powers, Duties and Compensation of Manager. Except as otherwise provided herein or in the Management Agreement, the Manager shall have the right and power to manage, direct, control and conduct the business and affairs of, and enter into contracts, incur liabilities, borrow money and give collateral therefor, and buy, sell and lease assets on behalf of the Company, all without joinder of the Members. The Manager shall supervise and direct the business and operations of the Company efficiently and with proper economy. The Manager’s duties hereunder shall include: (a) maintaining the Company’s books and records, (b) preparing and filing the Company’s tax returns and annual report, (c) hiring and firing all personnel necessary to perform and carry out the Company’s business or affairs, including paying and withholding all necessary taxes and filing all necessary forms in relation to such employees, and (d) performing such other activities and tasks as are necessary or appropriate for the business or affairs of the Company. The Company (and not the Manager) may, from time to time, designate officers of the Company, with titles including but not limited to “chief executive officer”, “chairman”, “chief operating officer”, “chief financial officer”, “president”, “vice president”, “secretary”, “treasurer” and “controller”. Any officer so designated shall have such authority and perform such duties as the Company may, from time to time, delegate to such officer. Any officer may be removed from office, with or without cause, by the Company and/or any other officer of the Company who is delegated such authority by the Company. Any number of offices may be held by the same Person. Officers need not be Members of the Company. The compensation, if any, of officers of the Company shall be determined by the Manager, in consultation with the Company. The Manager and officers shall be reimbursed by the Company for all reasonable and necessary expenses incurred in carrying out and discharging their duties hereunder in accordance with the terms of the Management Agreement.
SECTION 6.3. Powers of Members. Except as otherwise expressly provided herein, nothing in this Agreement shall be deemed to restrict in any way the freedom of any of the Members to conduct any other business or activity whatsoever. Except as expressly provided herein, no Member shall have any authority to act for, or to assume any obligations or responsibilities on behalf of, the Company or any other Member. The creation of the Company shall not convey to a Member, by operation of law or otherwise, any interest in, right to, or ownership of any asset or property of the other Member. No Member shall become responsible for any of the debts, obligations or liabilities of the other, and no Member shall be constituted the agent or attorney in fact of the other. Any transaction unrelated to the purposes of the Company engaged in by a Member shall be solely the liability and responsibility of such Member, who shall not be authorized to bind any other Member as agent or otherwise with respect to such transaction.
SECTION 6.4. Liability of Manager and Members. Except in the case where the Manager is guilty of fraud, gross negligence, or willful or wanton misconduct, the Manager shall not be liable to the Company or any Member for any loss, damage, liability or expense suffered by the Company or any Member on account of any action taken or omitted to be taken by the Manager. Except as otherwise expressly provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company. No Member, Manager or officer of the Company, solely by reason of such status, shall be personally liable, under a judgment, decree or order of a court, or in any other manner, for the acts, debts, obligations or liabilities of the Company, whether arising in contract, tort or otherwise.
SECTION 6.5. Indemnification.
(a) The Company, to the fullest extent permitted by law, shall indemnify and hold harmless the Manager, each Member, and all officers, directors, trustees, partners, members, principals, employees, and agents of the Manager, and Members (individually, an “Indemnitee”) from and against any and all losses, claims, demands, costs, damages, liabilities, expenses of any nature (including attorneys’ fees and disbursements), judgments, fines, settlements, and other amounts arising from any and all claims, demands, or proceedings in which an Indemnitee may be involved, or threatened to be involved, as a party or otherwise, arising out of or incidental to the business of the Company, including liabilities under the federal and state securities laws, regardless of whether an Indemnitee continues to be the Manager, Member, or an officer, director, trustee, partner, member, principal, employee, or agent of the Manager, or Member at the time any such liability or expense is paid or incurred, if (i) the Indemnitee acted in good faith and in a manner he, she or it reasonably believed to be in, or not opposed to, the interests of the Company, and, with respect to any criminal proceeding, had no reason to believe its, his, or her conduct was unlawful, and (ii) the Indemnitee’s conduct did not constitute fraud, gross negligence, or willful or wanton misconduct.
(b) The indemnification provided by this Section shall be in addition to any other rights to which each Indemnitee may be entitled under the Act or under any agreement as a matter of law or otherwise, both as to action in the Indemnitee’s capacity as the Manager, Member, or as an officer, director, trustee, partner, member, principal, employee, or agent of the Manager, or Member, and to action in another capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns, administrators, and personal representatives of such Indemnitee.
(c) The Company may purchase and maintain insurance on behalf of any one or more Indemnitees, and other such Persons in such Person’s official capacity against any liability asserted against and incurred by such Indemnitee or Person in or arising from that capacity, whether or not the Company would otherwise be required to indemnify the Indemnitee or Person against the liability.
(d) Any indemnification hereunder shall be satisfied solely out of the property of the Company, and the Manager and Members shall not be subject to personal liability by reason of these indemnification provisions.
(e) An Indemnitee shall not be denied indemnification in whole or in part under this Section because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.
(f) The provisions of this Section are for the benefit of the Indemnitees and the heirs, successors, assigns, administrators, and personal representatives of the Indemnitees and shall not be deemed to create any rights for the benefit of any other Persons.
(g) The right to indemnification conferred in this Section shall include the right to be paid or reimbursed by the Company the reasonable expenses (including attorney fees, disbursements and expenses) incurred by a Person entitled to be indemnified who was, is or is threatened to be made a named defendant or respondent in a proceeding in advance of the final disposition of the proceeding and without any determination as to the Person’s ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred by any such Person in advance of the final disposition of a proceeding shall be made only upon delivery to the Company of a written affirmation by such Person of his, her or its good faith belief that such Person has met the standard of conduct necessary for indemnification and a written undertaking, by or on behalf of such Person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified Person is not entitled to be indemnified under this Section or otherwise.
SECTION 6.6. Other Business Ventures. The Manager and Members may engage in or possess an interest in other business ventures of every nature and description, independently or with others, whether or not similar to or in competition with the business of the Company, and neither the Company nor the Members shall have any right by virtue of this Agreement in or to such other business ventures or to the income or profits derived therefrom. The Manager shall not be required to devote all of his, her or its time nor business efforts to the affairs of the Company, but the Manager shall devote so much of his, her or its time and attention to the Company as is reasonably necessary and advisable to manage the business and affairs of the Company to the best advantage of the Company and to perform his, her or its duties hereunder.
SECTION 6.7. Conflicts. The Company may enter into various agreements or transactions with the Manager or one or more of the Members on terms determined by the Manager to be in the best interest of the Company.
SECTION 6.8. Confidential Information. The Manager and Members will hold in confidence all confidential, proprietary and/or trade secret information of the Company (“Confidential Information”) and shall use such care to safeguard the Confidential Information and protect it from disclosure as such Manager or Member uses with respect to its own confidential information. The Manager and Members will use such Confidential Information only for purposes of performing their respective obligations under this Agreement and will not disclose such information to any third party other than as may be required by law. The Manager and Members will have no confidentiality obligations with respect to any information which (i) is already known to public at the time of the disclosure; (ii) which later becomes known to the public without fault on the disclosing party’s part; or (iii) which lawfully becomes known other than through disclosure by the owner of the Confidential Information. These provisions shall survive termination or expiration of this Agreement.
SECTION 6.9. Other Matters Concerning the Manager.
(a) The Manager and officers shall -have no fiduciary duty (including, but not limited to, any duty of loyalty or duty of care) to the Company or to any Member, except (i) a duty to act in good faith, (ii) a general obligation of fair dealing with respect to the Company and its property, (iii) any duty expressly set forth in this Agreement, and (iv) any duty expressly set forth in the Management Agreement or any other written agreements.
(b) The Manager and officers may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument,

opinion, report notice, request, consent, order, bond, debenture, or other paper or document believed in good faith by the Manager or officer to be genuine and to have been signed or presented by the proper party or parties.
(c) The Manager and officers may consult with legal counsel, accountants, appraisers, management consultants, investment bankers, and other consultants and advisers selected by the Manager or officers, and any opinion of such Person as to matters which the Manager or officers believe in good faith to be within such Person’s professional or expert competence shall be full and complete authorization in respect of any action taken or suffered or omitted by the Manager or officers hereunder in good faith and in accordance with such opinion.
SECTION 7.
MEMBER MEETINGS
SECTION 7.1. Quarterly Meetings. Quarterly meetings of the Members shall be held at the time and place determined by all Members, at which the Members shall transact such business as may be brought before the quarterly meeting.
SECTION 7.2. Quorum. All Member Representatives (as hereinafter defined) shall constitute a quorum at all meetings of Members for the transaction of any business.
SECTION 7.3. Special Meetings. Special meetings of the Members, for any purpose or purposes, may be called upon the written request of the Manager or any Member. Such request shall state the purpose or purposes of the special meeting. Business transacted at any special meeting of the Members shall be limited to the purpose or purposes stated in the notice.
SECTION 7.4. Notice of Meetings. Unless otherwise provided by law, written notice stating the time and place of any quarterly or special meeting of the Members and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered to each Member entitled to vote at such meeting not less than ten (10) days before the date of such meeting. Attendance of a Member at a meeting shall constitute a waiver of notice of such meeting, except when the Member attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Written waiver by a Member of notice of a meeting, signed by such Member, whether before or after the time for notice to be given, shall be deemed equivalent to notice.
SECTION 7.5. Voting at Meetings. At all meetings of the Members every Member entitled to vote in person, or by proxy appointed by an instrument in writing subscribed by such Member and bearing a date not more than one (1) year prior to said meeting, unless said instrument provides for a longer period, shall be entitled to a vote equal to the number of Units then entitled to vote that registered in such Member’s name on the books of the Company. All questions to be decided by the Members shall be decided by a Majority in Interest unless otherwise required by this Agreement.
SECTION 7.6. Members Shall Register Address. It shall be a condition on the right of each Member to receive any notice from the Company that such Member shall have furnished to the

Company, from time to time, over such Member’s signature, the address to which notices to such Member shall be mailed.
SECTION 7.7. Consent of Members in Lieu of Meeting. Any action required or permitted to be taken at any meeting of the Members maybe taken without a meeting, prior notice or a vote, if a written consent, setting forth the action so taken, shall be signed by a Majority in Interest, or if such act requires the unanimous consent of the Members, then by all Members.
SECTION 7.8. Telephonic or Video Meeting. Members of the Company may participate in any meeting of the Members by means of conference telephone, video conference or similar communication if all Members participating in such meeting can hear one another for the entire discussion of the matters to be voted upon. Participation in a meeting pursuant to this Section shall constitute presence in person at such meeting.
SECTION 7.9. Adjournments. Any meeting of the Members may be adjourned from time to time to another date, time and place within 30 days after the date fixed for the original meeting. If any meeting of the Members is so adjourned, no notice as to such adjourned meeting need be given if the date, time and place at which the meeting will be reconvened are announced at the time of adjournment.
SECTION 7.10. Member Representatives. Each Member shall elect two (2) representatives who shall vote and act on such Member’s behalf at membership meetings (“Member Representative(s)”) and with respect to all matters to be acted upon by the Members under the terms of this Agreement. The Company and each Member may treat an approval by any Member Representatives as approval by such Member. Concurrently with the execution of this Agreement, each Member shall designate its Member Representatives and such persons shall serve in that capacity until all Members are notified in writing to the contrary.
SECTION 8.
TRANSFER OF UNITS
SECTION 8.1. General Restrictions. No Person shall Transfer all or any part of such Person’s Units, except as provided in Section 8.2 or 8.4. Any purported Transfer of all or any part of a Unit in violation of the terms of this Agreement shall be null and void and of no effect. Nothing in this Agreement shall be construed or interpreted as limiting or restricting the Transfer of any ownership interest in a Member. In the event of a Transfer, the parties agree to amend this Agreement accordingly.
SECTION 8.2. Permitted Transfers. A Person shall have the right to Transfer, by written instrument, all or part of such Person’s Units provided that such Transfer (i) would not be in violation of any applicable law, rule or regulation (for example, federal or state securities laws), or (ii) such Transfer has been approved in writing by a Majority in Interest of the Members (determined by excluding the transferor’s Units). The rights of first refusal and Tag-along Right described in Sections 8.4 and 8.5 shall not apply to permitted transfers.
SECTION 8.3. Substitute Members. No transferee of all or part of a Unit shall become a Substitute Member unless and until:

     (a) the transferee has executed an instrument reasonably satisfactory to the remaining Members accepting and adopting the terms and provisions of this Agreement and any other instrument or instruments that the remaining Members may be necessary or desirable to effect such Transfer; and
     (b) the transferor or transferee has paid all reasonable expenses of the Company in connection with the admission of the transferee as a Substitute Member.
SECTION 8.4. Right of First Refusal. Before any Unit may be Transferred, the Member proposing the Transfer of any Unit must first obtain a bona fide written offer. Such offer shall be signed by the prospective transferee and shall state the name and address of such prospective transferee, and an aggregate purchase price payable in the form of cash and/or a promissory note (with the terms and conditions of such promissory note being stated) and conditioned only upon assignment of good title to the Unit free and clear of liens and encumbrances. The prospective transferor Member shall indicate his, her or its conditional acceptance of the offer in writing on the offer itself, which acceptance shall be conditioned solely upon the compliance with the provisions of this Section. The prospective transferor shall give written notice of the bona fide written offer to the Company and all Members together with a copy of such offer and an affidavit of such prospective transferor stating that such offer is subject to no terms or conditions other than those set forth therein. For a period of thirty (30) days thereafter, the Company shall have an option to acquire all (but not less than all) of the Units to be Transferred upon the same terms and conditions set forth in the offer. The Company, by a vote of Majority in Interest (determined by excluding the prospective transferor’s Units), may exercise the option by giving written notice thereof to the prospective transferor. In the event the Company fails to exercise its option within such period, the Members (other than the prospective transferor) shall have an option for an additional twenty (20) day period thereafter to purchase all (but not less than all) of the Units to be Transferred upon the same terms and conditions set forth in the bona fide written offer. A Member may exercise the option by giving written notice thereof to the prospective transferor. Each Member who desires to purchase part of the Units shall be entitled to purchase (i) the number of Units proposed to be Transferred multiplied by such Member’s Percentage Interest, or (ii) such part of the Units available for purchase as shall be agreed upon by all of the Members who desire to purchase part of the Units. In the event the foregoing options are not exercised to purchase all (but not less than all) of the Units to be Transferred, then the prospective transferor shall have the right to Transfer all (but not less than all) of the Units upon the same terms and conditions and to the same Person as specified in the bona fide written offer.
SECTION 8.5. Tag Along Right. If the right of first refusal described above is not exercised as to all of the Units proposed to be Transferred, then each other Member will have the right to sell to same Person as specified in the bona fide written offer, from such other Member’s Units, a portion of the number of Units proposed to be Transferred equal to the number of Units proposed to be Transferred multiplied by such other Member’s Percentage Interest (“Tag-along Right”), provided that no Member that has breached its obligations under this Agreement may exercise any Tag-along Right with respect to such Member’s Units. A Member electing to exercise its Tag-along Right shall provide to the Company and the prospective transferor written notice of such election within the twenty (20) day period referred to above specifying the number of Units to be included in the sale to same Person as specified in the bona fide written offer. The consideration payable per Unit to any Member electing to exercise its Tag-along Rights shall be equitably adjusted to give effect to the difference the Members would be entitled to receive with respect to such Units if there were a dissolution of the Company.
SECTION 8.6. Put and Call Right. After a period of three (3) years from the Effective Date and so long as each Member owns an equal Percentage Interest, each Member (an “Initiating Member”) shall have the right as to any other Member (the “Responding Member”) to either: (a) call and purchase all, but not less than all, of the Units of the Responding Member at the Purchase Price, or (b) put and cause Responding Member to purchase all, but not less than all, of the Units of the Initiating Member at the Purchase Price. The Initiating Member shall notify the Responding Member of its exercise of the call and put right by written notice. The Responding Member shall have thirty (30) days to notify the Initiating Member of its election to effect the put or call, as the case may be. If the Responding Member does not so elect within the thirty (30) day period, the Responding Member shall have the right to elect whether the transaction effected shall be a put or call, as the case may be. The parties shall close the transaction within sixty (60) days of the Initiating Member’s notice to the Responding Member of its exercise of its rights under this Section.
SECTION 8.7. Rights of Transferee. Unless and until a transferee shall become a Substitute Member, the transferee shall have no right to participate in the management and affairs of the Company (including, but not limited to, the right to vote or inspect the Company’s books and records), but shall be entitled to receive only the share of profits or other compensation by way of income (including allocations of Profits and Losses) and the return of contributions to which the transferor would be entitled to with respect to the acquired Units. A transferee, however, shall be obligated to make, and treated as a Member for purposes of, Additional Capital Contributions approved under Section 3.2.
SECTION 8.8. Redemption of Units. The Company may purchase one or more Units from any Person on such terms and conditions mutually acceptable to such Person and the Manager. Any Units acquired by the Company shall be canceled.
SECTION 8.9. Subsequent Transfers. The Transfer of all or any part of a Member’s Units shall not affect the status of such Units as being subject to this Section 8 and the right of first refusal granted herein on any subsequent Transfer of such Units, and such Units shall in all respects remain subject to this Section 8 and the right of first refusal granted in Section 8.4 upon the Transfer to any transferee of such Units.
SECTION 8.10. Membership Certificates. The Company may issue to each Member or transferee one or more certificates evidencing the Units owned by such Person. All certificates issued by the Company shall contain the following statement which shall be conspicuously printed or typed on the front or back of the certificate:
“The Units represented by this Certificate are subject to transfer restrictions and certain buyout rights in accordance with the terms of the Company’s Operating Agreement, as amended from time to time.”

     If issued, the Company shall develop procedures for the issuance of new certificates upon (i) the Transfer of Units or (ii) the loss or destruction of previously issued certificates.
SECTION 9.
DISSOLUTION
SECTION 9.1. Dissolution. The Company shall be dissolved upon the occurrence of any of the following events:
          (a) Written consent of a Majority in Interest; or
          (b) The entry of a decree of judicial dissolution under the Act.
SECTION 9.2. Winding Up. The Company shall cease to carry on its business, except insofar as may be necessary for the winding up of its business and affairs, but its separate existence shall continue until a certificate of dissolution has been issued by the Kansas Secretary of State or until a decree dissolving the Company has been entered by a court of competent jurisdiction. The Manager (or, in the event there is no Manager, a Person authorized by a Majority in Interest) shall proceed to collect the Company’s assets; convey and dispose of such assets as are not to be distributed in kind to the Members; pay, satisfy, or discharge the Company’s liabilities and obligations or make adequate provisions for the payment or discharge thereof; and do all other acts required to liquidate its business and affairs.
SECTION 9.3. Resignation or Withdrawal. Each Member agrees not to resign or otherwise voluntarily withdraw from the Company except (i) with the written consent of all Members, or (ii) in connection with a Transfer of all of its Units in a manner permitted under Section 8.
SECTION 9.4. Distribution of Assets Upon Dissolution. In settling accounts after dissolution, the assets of the Company shall be applied and distributed in the following order of priority:
     (a) First, to the payment of liquidation expenses and debts owing to creditors, in the order provided by law, except those expenses and debts owing to the Members;
     (b) Second, to the setting up of any reserves that the liquidators may deem necessary or appropriate for any anticipated obligation or contingencies of the Company;
     (c) Third, to debts owing to the Members; and
     (d) Fourth, to the Members in accordance with their respective Capital Accounts.
This Section is intended to comply with the Act and Regulations § l.704-l(b)(2)(ii)(b)(2) and shall be interpreted consistently therewith.
SECTION 9.5. Deficit Capital Accounts. In the event the Company is “liquidated” within the meaning of Regulations § l.704-l(b)(2)(ii)(g), if any Member’s Capital Account has a deficit balance (after giving effect to all contributions, distributions, and allocations for all Fiscal Years, including the Fiscal Year during which such liquidation occurs), such Member shall have no obligation to make any contribution to the capital of the Company with respect to such deficit balance, and such deficit shall not be considered a debt owed the Company or any other Person for any purpose whatsoever.
SECTION 10.
MISCELLANEOUS
SECTION 10.1. Non-Competition. So long as both CHS and UBE hold a Membership Interest in the Company, neither the UBE nor CHS Energy Division will directly or indirectly, engage in the sale or marketing of ethanol as it concerns an order for and delivery of 10,000 gallons or more of ethanol to one buyer at one location; provided, however, that this Section 10.1 does not prohibit (i) CHS (including CHS Energy Division), UBE or US BioEnergy Corporation from performing their respective obligations or exercising any of their respective rights under that certain (A) Purchase Agreement dated as of March 31, 2006 by and between CHS and US BioEnergy Corporation relating to membership interest in UBE, (B) Management Agreement dated as of March 31, 2006 by and between CHS and US BioEnergy Corporation relating to the management of UBE, (C) Ethanol Marketing Agreement dated as of March 31, 2006 by and between UBE and US BioEnergy Corporation or (D) this Agreement; (ii) CHS (including CHS Energy Division) from engaging in any business activity relating to the marketing, sale and distribution of ethanol related products, including but not limited to E85 or biodiesel; or (iii) any ethanol sales procured by CHS (including CHS Energy Division) for subsequent resale to the Company.
SECTION 10.2. Issuance of Additional Units. The Company, by the written consent of all Members, may issue additional Units (including new classes or series thereof having rights that are different than the rights of any then-existing class or series) upon such terms and conditions as such consent may specify.
SECTION 10.3. Certain Changes Affecting Members. Each Member shall promptly notify the Company and the other Members upon the occurrence of any of the following:
(a) the commencement by any Person or by the Member of any claim, suit, proceeding, or administrative or governmental action relating to the Company or such Member’s ownership interest in the Company;
(b) the commencement of any administrative or governmental action or measure that suspends or terminates such Member’s business and such suspension or termination is not vacated within 30 days;
(c) the insolvency of such Member or the failure of such Member to meet its debts as they become due or such Member’s general assignment for the benefit of creditors or commencement of liquidation, bankruptcy or receivership;
(d) such Member’s sale or lease of all or substantially all of its assets to any Person; or
(e) a change of control of such Member by merger, consolidation, share exchange, division or other transaction or series of any of the foregoing transactions with any person resulting in the shareholders of such Member immediately prior to such transaction beneficially owning, directly or indirectly, 50% or less of the combined voting power of the outstanding voting securities of such Member; or
(f) any binding agreement with any Person with respect to the transactions described in (d) or (e) above.
SECTION 10.4. Mediation and Arbitration.
(a) To the maximum extent permitted by law, the parties mutually consent to the resolution by arbitration, and not litigation, of all claims, causes of action and disputes which may arise out of or in connection with this Agreement. In the event of any such dispute, the parties agree they shall attempt to resolve such dispute by good faith negotiations prior to the institution of mediation or arbitration proceedings. If the dispute cannot be resolved by such negotiations, then any party, by written notice to the other party, may call for private mediation of the issue before a mediator to be agreed upon by the parties. The parties agree to conclude such private mediation within thirty (30) days of the filing by a party of a request for such mediation. In the event the dispute cannot be resolved by such mediation, either party may, by written notice to the other party, may commence arbitration proceedings as provided below.
(b) Disputes to be resolved by arbitration shall be submitted to binding arbitration to be held in a neutral location to be mutually agreed upon by and between the parties, by either one or three independent arbitrators in accordance with the Federal Arbitration Act, Title 9 of the U.S. Code, and the Commercial Arbitration Rides of the American Arbitration Association pursuant to the procedure set forth below.
(c) Any aggrieved party may demand such arbitration in writing by notice, which demand shall include the name of the arbitrator appointed by the party demanding arbitration and a statement of the matter in controversy.
(d) If there are two parties to the dispute, then unless the parties have agreed on a single arbitrator within ten (10) days after such demand, the other party shall name its arbitrator, and the two arbitrators so selected shall select a third arbitrator within ten (10) days or, in lieu of an agreement on the third arbitrator by the two arbitrators so appointed, a third arbitrator shall be appointed by the American Arbitration Association. If a second arbitrator is not selected within the time provided, the first arbitrator shall serve as sole arbitrator. If there are more than two parties to the dispute, then an independent single arbitrator shall be appointed by the American Arbitration Association to resolve the dispute.
(e) The arbitrators shall have the power to determine the procedure to be followed, whether discovery is to be allowed and to what extent and to establish a schedule for resolving the controversy and allocating costs of arbitration among the parties as they shall solely determine in their discretion, including the power to award costs and attorney fees of the prevailing party against the losing party. The arbitrators shall have the power to award punitive or exemplary damages, but only when, in their sole discretion, they determine that a dispute brought or claim pursued by a party was not brought in good faith. The decision of a majority of the arbitrators shall be the decision of the arbitrators. All decisions shall be in writing. The decision of the arbitrators shall be final and binding upon the pates and shall not be appealable. The parties understand and agree that they are waiving all right to have all claims, causes of action or disputes adjudicated by a court or jury.
(f) The parties agree that the provisions of this Section 10.3 shall be a complete defense to any suit, action, or other proceeding instituted in any federal, state, or local court or before any administrative tribunal with respect to any controversy or dispute arising out of this Agreement, that judgment may be rendered in any court of competent jurisdiction on any award made by the arbitrators pursuant to this Agreement, and that the arbitration provisions hereof shall survive the termination of this Agreement for any reason.
SECTION 10.5. Title to Assets. Title to all assets acquired by the Company shall be held in the name of the Company. No Member shall individually have any ownership interest or rights in the assets of the Company, except indirectly by virtue of such Member’s ownership of one or more Units. No Member shall have any right to seek or obtain a partition of the assets of the Company, nor shall any Member have the right to any specific assets of the Company upon the liquidation of or any distribution from the Company.
SECTION 10.6. Grant of Power of Attorney. Each Member constitutes and appoints the Manager as the Member’s true and lawful attorney-in-fact, and in the Member’s name, place and stead, to make, execute, sign, acknowledge, and file:
(a) All documents (including amendments to the Articles) which the attorney-in-fact deems appropriate to reflect any written amendment, change or modification of this Agreement approved in accordance with this Agreement;
(b) Upon the requisite approval, if any, required elsewhere in this Agreement, any and all other certificates or other instruments required to be filed by the Company under the laws of the State of Kansas or of any other state or jurisdiction, including, without limitation, any certificate or other instruments necessary m order for the Company to continue to qualify as a limited liability company under the laws of the State of Kansas;
(c) One or more applications to use an assumed name; and
(d) All documents which may be required to dissolve and terminate the Company and to cancel its Articles upon the requisite approval required elsewhere in this Agreement.
The foregoing power of attorney is irrevocable and is coupled with an interest, and, to the extent permitted by applicable law, shall survive the death or disability of a Member. It also shall survive the Transfer of a Unit, except that if the transferee is approved for admission as a Substitute Member, this power of attorney shall survive the delivery of the assignment for the sole purpose of enabling the attorney-in-fact to execute, acknowledge and file any documents needed to effectuate the substitution. Each Member shall be bound by any representations made by the attorney-in-fact acting in good faith pursuant to this power of attorney, and each Member hereby waives any and all defenses which may be available to contest, negate or disaffirm the action of the attorney-in-fact taken in good faith under this power of attorney.
SECTION 10.7. Headings. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret define, or limit the scope, extent, or intent of this Agreement or any provision herein.
SECTION 10.8. Survival. All rights of contribution and indemnity contained in this Agreement shall survive and remain in full force and effect notwithstanding any dissolution of the Company or this Agreement.
SECTION 10.9. Notices. Except as otherwise provided by this Agreement or by law, any notice required or permitted to be given by this Agreement shall be sufficient if in writing and shall be deemed effective only if transmitted by personal delivery or mailed by certified mail, return receipt requested, postage prepaid, to the address of the Member as it appears on the records of the Company; provided that a waiver in writing signed by any person entitled to notice, whether made before or after the time for notice to be given, is equivalent to the giving of notice. Any such notice shall be deemed to be delivered and received as of the date so delivered, if delivered personally, or as of the second business day following the day sent, if sent by certified mail.
SECTION 10.10. Entire Agreement. This Agreement contains the entire agreement between the Members relative to the operation of the Company, and it shall not be altered, modified or changed except by a written document duly executed by all of the Members at the time of such alteration, modification or change.
SECTION 10.11. Severability. In the event any provision of this Agreement is held to be illegal, invalid or unenforceable to any extent, the legality, validity and enforceability of the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect and shall be enforced to the greatest extent permitted by law.
SECTION 10.12. Binding Agreement. The provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors and assigns.
SECTION 10.13. Jointly Negotiated. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
SECTION 10.14. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one agreement that is binding upon all of the pates hereto, notwithstanding that all parties are not signatories to the same counterpart.
SECTION 10.15. Governing Law. The laws of the State of Kansas shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties hereto.
SECTION 10.16. Additional Documents and Acts. Each Member agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and the transactions contemplated hereby.
SECTION 10.17. No Third Party Beneficiary. This Agreement is made solely and specifically among and for the benefit of the parties hereto, and their respective successors and assigns, and no other person will have any rights, interest or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.
* * * * * * * * * * * * *

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the 31st day of March, 2006.

United Bio Energy, LLC, a Kansas limited liability company

By:	/s/ BRIAN D. THOME
Its: PRESIDENT

CHS Inc., a Minnesota corporation

By: Its:	/s/ DONALD W. OLSON

Appendix I
DEFINITIONS
     Terms Defined Herein. Unless the context otherwise requires, the following terms shall have the following meanings:
(a) “Act” means the Kansas Revised Limited Liability Company Act, as amended from time to time (or any corresponding provision of succeeding law).
(b) “Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:
(i) Credit to such Capital Account any amounts which such Member is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations §§ l.704-2(g)(l) and l.704-2(i)(5); and
(ii) Debit to such Capital Account the items described in Regulations § §1.704-1 (b)(2)(ii)(d)(4), 1 .704-l(b)(2)(ii)(d)(5), and 1.704-1 (b)(2)(ii)(d)(6).
The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations § 1.704-1 (b)(2)(ii)(d) and shall be interpreted consistently therewith.
(c) “Agreement” means this Operating Agreement, as amended from time to time.
(d) “Articles” means the Articles of Organization of the Company filed with the Kansas Secretary of State, as amended or restated from time to time.
(e) “Available Cash” means the aggregate amount of cash on hand or in bank, money market or similar accounts of the Company derived from any source which the Manager determines is available for distribution after taking into account any amount required or appropriate to maintain a reasonable amount of working capital and reserves for outstanding obligations and anticipated future expenditures of the Company.
(f) “Capital Account” means the capital account maintained for each Member in accordance with Section 3.3.
(g) “Capital Contributions” means, with respect to any Member, the amount of cash and the initial Gross Asset Value of any property (other than cash) contributed to the capital of the Company. The principal amount of a promissory note which is not readily traded on an established securities market and which is contributed to the Company by the maker of the note (or a person related to the maker of the note within the meaning of Regulations § 1.704-1(b)(2)(ii)(c)) shall not be included in the Capital Account of any Member until the Company makes a taxable disposition of the note or until (and to the extent) principal payments are made on the note, all in accordance with Regulations § 1 .704-l(b)(2)(iv)(d)(2).

(h) “Code” means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).
(i) “Company Minimum Gain” means “partnership minimum gain” as that term is defined in Regulations §§ l.704-2(b)(2) and 1.704-2(d).
(j) “Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deductions for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Manager.
(k) “Fiscal Year” means (i) the period commencing on the Effective Date of this Agreement, and ending on August 31, 2006, (ii) any subsequent twelve (12) month period commencing on September 1st and ending on August 31st, or (iii) any portion of the period described in clause (ii) for which the Company is required to allocate Profits, Losses, and other items of Company income, gain, loss, or deduction pursuant to Section 4.
(l) “Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:
(i) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the Members;
(ii) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values as of the following times: (a) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (b) the distribution by the Company to a Member of more than a de minimis amount of Company assets as consideration for an interest in the Company; and (c) the liquidation of the Company within the meaning of Regulations § l.704-l(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (a) and (b) above shall be made only if the Manager reasonably determine that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;
(iii) The Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross fair market value of such asset on the date of distribution as determined by the Members; and
(iv) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code § 734(b) or Code § 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations § l.704-l(b)(2)(iv)(m) and subparagraph (vi) of the definition of “Profits” and “Losses”; provided, however, that Gross Asset Values shall not be adjusted pursuant to this clause (iv) to the extent the Member determine that an adjustment pursuant to clause (ii) above is necessary or appropriate in connection with a transaction tat would otherwise result in an adjustment pursuant to this clause (iv).
If the Gross Asset Value of an asset has been determine or adjusted pursuant to clauses (ii) or (iv) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.
(m) “Indemnitee” means a Person entitled to be indemnified by the Company pursuant to Section 6.5.
(n) “Majority in Interest” means any Member or group of Members holding an aggregate of more than fifty percent (50%) of the Units then entitled to vote.
(o) “Manager” means the Person designated as the manager of the Company in accordance with Section 6.1.
(p) “Member” means any Person who is a party hereto or who is hereafter admitted as a new Member or Substitute Member of the · Company pursuant to the provisions of this Agreement. “Members” mean all such Persons.
(q) “Member Nonrecourse Debt” means “partner nonrecourse debt” as that term is defined in Regulations § l.704-2(b)(4).
(r) “Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations § 1 .704-2(i)(3).
(s) “Member Nonrecourse Deductions” means “partner nonrecourse deductions” as that term is defined in Regulations §§ l.704-2(i)(l) and 1.704-2(i)(2).
(t) “Nonrecourse Deductions” has the meaning set forth in Regulations § 1.704-2(b)(l).
(u) “Nonrecourse Liability” has the meaning set forth in Regulations § 1.704-2(b)(3).
(v) “Person” means any individual, corporation, partnership’ limited liability company, trust or other legal entity.
(w) “Profits” and “Losses” means, for each Fiscal Year, an amount equal to the Company’s taxable income or loss for such Fiscal Year, determined in accordance with Code §703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code § 703(a)(l) shall be included in taxable income or loss), with the following adjustments (without duplication):
(i) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this Subsection shall be added to such taxable income or loss;
(ii) Any expenditures of the Company described in Code § 705(a)(2)(B) or treated as Code § 705(a)(2)(B) expenditures pursuant to Regulations § 1.704— 1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this Subsection shall be subtracted from such taxable income or loss;
(iii) In the event the Gross Asset Value of any Company asset is adjusted pursuant to Paragraph (ii) or (iii) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;
(iv) Gain or loss resulting from any disposition of a Company asset with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value;
(v) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period, computed in accordance with the definition of Depreciation;
(vi) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code § 734(b) or Code § 743(b) is required pursuant to Regulations §l.704-l(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses; and
(vii) Notwithstanding any other provision of this Subsection, any items are specifically allocated pursuant to Section 4.4 or Section 4.5 shall not be taken in o account in computing Profits or Losses.
The amounts of the items of Company income, gain, loss, or deduction available to be specially allocated pursuant to Sections 4.4 and 4.5 shall be determined by applying rules analogous to those set forth in clauses (i) through (vi) above.
(x) “Purchase Price” means an amount equal to a Member’s Percentage Interest multiplied by a minimum of three times the Company’s earnings before interest, taxes, depreciation and amortization, as measured at the end of a 12-month rolling period, which shall be the last day of the last full month prior to the provisions of Sections 8.6 being initiated.

(y) “Regulations” means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as amended from time to time (including corresponding provisions of succeeding Regulations).
(z) “Regulatory Allocations” mean the allocations pursuant to Section 4.4.
(aa) “Substitute Member” means a Person admitted to the Company as a Member and entitled to all the rights and bound by all the obligations of the Member for which such Person is substituted.
(bb) “Transfer”, “Transferred”, etc. means, with respect to a Unit, to sell, transfer, assign, give, bequeath, mortgage, alienate, pledge, hypothecate or otherwise encumber or dispose of such Unit.
(cc) “Unit” means a Unit issued by and representing an ownership interest in the Company and any other class or series of Units created and issued pursuant to Section 10.1. “Units” mean all such Units.

Schedule 6.1
Management Agreement